Exhibit 10.3

CHIPOTLE MEXICAN GRILL, INC.
PERFORMANCE SHARE AGREEMENT

Name of Participant:

Target Number of
Performance Shares:

Grant Date:

Performance Period:	January 1, 2023 – December 31, 2025
Vesting Date	Date of the Performance Certification (as defined below)

This Performance Share Agreement, including the appendices attached hereto (this “Agreement”), dated as of the Grant Date stated above, is delivered by Chipotle Mexican Grill, Inc., a Delaware corporation (the “Company”), to the Participant named above (the “Participant” or “you”).

Recitals

WHEREAS, the Company is awarding you performance shares (“Performance Shares”) representing the right to receive shares of Common Stock of the Company (the “Shares”) on the terms and conditions provided below and pursuant to the Chipotle Mexican Grill, Inc. 2022 Stock Incentive Plan (the “Plan”).  This Agreement and the Performance Shares granted hereunder are expressly subject to all of the terms, definitions and provisions of the Plan.  Except as expressly indicated herein, defined terms used in this Agreement have the meanings set forth in the Plan.

WHEREAS, the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) has approved this award of Performance Shares (the “Award”).

Agreement

NOW, THEREFORE, the parties hereby agree as follows:

1.Grant of Performance Shares.  The Company hereby grants to you the Award with respect to the target number of Performance Shares set forth above, pursuant to which you shall be eligible to receive a number of equivalent Shares for each Performance Share that vests, subject to your fulfillment of the vesting and other conditions set forth in this Agreement, including Appendix A hereto, including both:

(a)Certification by the Committee of the extent to which the Performance Goals set forth on Appendix A have been achieved (the “Performance Certification”), if at all, and the satisfaction or occurrence of any additional conditions to vesting set forth on Appendix A, with such Performance Certification occurring on February 15, 2026, which follows the conclusion of the Performance Period; and

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(b)Your continuous employment with the Company (subject to the provisions of Section 2) from the Grant Date through the date of Performance Certification (the “Vesting Date”).

2.Effect of Termination of Employment and Change in Control.

(a)Termination of Employment Due to Death, Disability or Retirement.  Unless otherwise determined by the Committee, or except as provided in an agreement between you and your Employer, if your employment terminates by reason your death, termination by the Company due to Disability, or Retirement (each as defined below) prior to the Vesting Date, you shall vest in the Performance Shares as follows:

(i)In the event of your Retirement prior to the one-year anniversary of the Grant Date, you shall become vested on the Vesting Date in a pro rata portion of the Performance Shares, determined by multiplying the total number of Performance Shares determined based on actual achievement during the Performance Period of the Performance Goals set forth on Appendix A by a fraction, the numerator of which is the number of days from the Grant Date through your Retirement and the denominator of which is 365.

(ii) In the event of your Retirement on or after the one-year anniversary of the Grant Date, the total number of Performance Shares determined based on actual achievement during the Performance Period of the Performance Goals set forth on Appendix A, without proration, shall become vested on the Vesting Date.

(iii) In the event of your death or termination by the Company due to Disability at any time after the Grant Date, the total number of Performance Shares determined based on actual achievement during the Performance Period of the Performance Goals set forth on Appendix A, without proration, shall become vested on the Vesting Date.

For purposes of this Agreement: “Disability” means your medically-diagnosed, permanent physical or mental inability to perform your duties as an employee of the Company; “Retirement” means that you have a combined Age and Years of Service (each as defined below) of at least 70 and you have done all of the following (w) given the Company at least six (6) months prior written notice of your Retirement; (x) signed and delivered to the Company an agreement providing for such restrictive covenants, as may be determined from time to time by the Committee, based on individual facts and circumstances, to be reasonably necessary to protect the Company’s interests, with such restrictive covenants continuing for a period of two (2) years after such Retirement (or, indefinitely, in the case of confidentiality and similar restrictive covenants), (y) signed and delivered to the Company, within 21 days of the date of your employment termination (or such later time as required under applicable law) a general release agreement of claims against the Company and its affiliates in a form reasonably acceptable to the Company, which is not later revoked, and (z) voluntarily terminated your employment with the Company.  The term “Age” means (as of a particular date of determination), your age on that date in whole years and any fractions thereof; and “Years of Service” means the number of years and fractions thereof during the period beginning on your most recent commencement of employment with the Company and ending on the date your employment with the Company terminated.  Your refusal to

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fulfill any of the conditions set forth in (w), (x), (y) or (z) above, your breach of any agreement entered into pursuant to (x) or (y) above, or if, after your Retirement, facts and circumstances are discovered that would have justified your termination for Cause (as defined below) if you were still employed by the Company, shall constitute a waiver by you of the benefits attributable to Retirement under this Agreement.

(b)Forfeiture of Performance Shares. Unless otherwise determined by the Committee, or except as provided in an agreement between you and the Company, if your employment terminates before the Vesting Date for any reason other than Death, termination by the Company due to Disability, Retirement or a Qualifying Termination (as described in Section 2(c) below),  all Performance Shares  subject to this Award shall be forfeited and canceled as of the date of such employment termination.

(c) Effect of a Change in Control.

(i) Satisfaction of Performance Goals. In the event of a Change in Control prior to the end of a Performance Period, the Performance Period shall end as of the date of the Change in Control and the Performance Goals shall be deemed to have been satisfied at the greater of (A) 100% of the target level, with the potential payout pro-rated based on the time elapsed in the Performance Period through the date of the Change in Control and (B) the actual level of achievement of the Performance Goals set forth in Appendix A as of the date of the Change in Control, as determined by the Committee, as constituted immediately prior to the Change in Control, without proration.

(ii)Settlement of Award Not Assumed. In the event of a Change in Control prior to the end of a Performance Period pursuant to which the Award is not assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the Award and other material terms and conditions of this Award as in effect immediately prior to the Change in Control), the Performance Shares shall vest as of the date of the Change in Control, based on the performance level determined in accordance with clause (i) above and shall be settled within 60 days following the Change in Control; provided, however, if the Performance Shares are “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Change in Control is not a “change in control event” within the meaning of Section 409A of the Code or the settlement upon such Change in Control would otherwise be prohibited under Section 409A of the Code, then the Performance Shares shall be settled at the time specified in Section 3.

(iii)Settlement of Award Assumed. In the event of a Change in Control prior to the end of a Performance Period pursuant to which this Award is assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the Award and other material terms and conditions of this Award as in effect immediately prior to the Change in Control) and either (A) you remain continuously and actively employed by the Company through the end of such Performance Period, (B) you experience a Qualifying Termination or your employment terminates due to death, termination by the Company due to Disability or Retirement following such Change in Control, then in any such case, the Performance Shares shall vest based on the performance level determined in accordance with clause (i) above and

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shall be settled within 60 days following the earlier to occur of (x) the end of the Performance Period and  (y) the date of your death or such termination of employment.

For purposes of this Agreement and notwithstanding anything in the Plan to the contrary for purposes of determining whether a Qualifying Termination has occurred during the two-year period following a Change in Control:  (A) “Cause” means, unless otherwise provided in an effective employment agreement or other written agreement with respect to the termination of your employment with the Company, the termination of your employment with the Company on account of: (u) your failure to substantially perform your duties (other than as a result of physical or mental illness or injury); (w)  your willful misconduct or gross negligence which is materially injurious to the Company or results in reputational harm to the Company; (x) a breach by you of your fiduciary duty or duty of loyalty to the Company; (y) your commission of any felony or other serious crime involving moral turpitude; or (z) your material violation of Company policies or agreements between you and the Company and (B) “Good Reason” means, unless otherwise provided in an effective employment agreement or other written agreement with respect to the termination of your employment with the Company,  the termination of your employment with the Company on account of: (x) a material diminution of your duties and responsibilities other than a change in your duties and responsibilities that results from becoming part of a larger organization following a Change in Control, (y) a material decrease in your base salary or bonus opportunity other than a decrease in bonus opportunity that applies to all employees of the Company otherwise eligible to participate in the applicable bonus plan, or (z) a relocation of your primary work location more than 30 miles from your work location on the Grant Date, without your prior written consent; provided that, within thirty days following the occurrence of any of the Good Reason events set forth herein, you shall have delivered written notice to the Company of your intention to terminate your employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to your right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within thirty days following the Company’s receipt of such notice.

3.Distribution Upon Vesting.   Subject to Sections 2 and 18, as soon as practicable following the expiration of the Performance Period (but no later than March 15th following the expiration of the Performance Period), the Company shall issue or deliver, subject to the conditions of this Agreement, the Shares for the vested Performance Shares to you.  The Award may only be settled in Shares.  Such issuance or delivery of Shares shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company.  The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 6.  Prior to the issuance to you of the Shares subject to the Award, you shall have no direct or secured claim in any specific assets of the Company or in such Shares, and will have the status of a general unsecured creditor of the Company.

4.No Shareholder Rights. Neither you nor any person claiming under or through you shall have rights as a holder of Shares  (e.g., you have no right to vote or receive dividends) with respect to the Performance Shares granted hereunder unless and until such Performance Shares have been settled in Shares that have been registered in your name as owner. You shall have no beneficial interest or ownership in the vested Shares until the issue or delivery of those vested Shares to you.

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5.Dividend Equivalents.  Prior to the settlement of the Performance Shares, you shall accumulate dividend equivalents with respect to the Performance Shares, which dividend equivalents shall be paid in cash (without interest) to you only if and when the applicable Performance Shares vest and become payable. Dividend equivalents shall equal the dividends, if any, actually paid with respect to Shares prior to the settlement of the Award while (and to the extent) the Performance Shares remain outstanding and unpaid. In the event you forfeit Performance Shares, you also shall immediately forfeit any dividend equivalents held by the Company that are attributable to the Shares underlying such forfeited Performance Shares.

6.Tax Withholding.  As a condition precedent to the issuance of Shares following the vesting of the Performance Shares, you shall, upon request by the Company, pay to the Company such amount as the Company determines is required, under all applicable international, federal, state, local or other laws or regulations, to be withheld and paid over as income or other withholding taxes (the “Required Tax Payments”) with respect to such vesting of the Performance Shares.  If you shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to you.  Notwithstanding the foregoing, your obligation to advance the Required Tax Payments shall be satisfied by the Company withholding whole Shares that would otherwise be delivered to you upon vesting of the Performance Shares having an aggregate fair market value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; however, if you submit a written request to the Company at least ten (10) days in advance of the Vesting Date, the Company may agree, in its discretion, to permit you to satisfy your obligation to advance the Required Tax Payments by a check or cash payment to the Company.  Shares shall be withheld based on the applicable statutory minimum tax rate; however, if you submit a written request to the Company at least ten (10) days in advance of the Vesting Date, the Company (or, in the case of an individual subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Committee) may agree, in its discretion, to withhold shares based on a higher tax rate permitted by applicable withholding rules and accounting rules without resulting in variable accounting treatment.    No Share or certificate representing a Share shall be issued or delivered until the Required Tax Payments have been satisfied in full.

7.Tax Indemnification.  Notwithstanding the provisions of Section 6 above, you agree to indemnify the Company and each  affiliate, and hold the Company and each affiliate harmless against and from any and all liability for any taxes or payments in respect of taxes (including social security and national insurance contributions, to the extent permitted by applicable law), arising as a result of, in connection with or in respect of the grant of the Award,  vesting of the Award and/or the delivery of the Shares pursuant to this Agreement.

8.Repayment; Right of Set-Off.  You agree and acknowledge that this Agreement is subject the Company’s Executive Compensation Recoupment Policy and any other “clawback,” recoupment or set-off policies in effect on the Grant Date or that the Committee thereafter may adopt. If the Company determines, in its sole discretion, that you have engaged in misconduct that constitutes “Cause” as defined in the Plan, you agree that any unvested portion of the Award shall be immediately forfeited as of the date the Company determines that you engaged in such misconduct. The foregoing shall not be the Company’s exclusive remedies, which may also include injunctive relief and damages, as applicable. In addition, you agree that in the event the Company, in its reasonable judgment, determines that you owe the Company any amount due to any loan, note, obligation or indebtedness, including but not limited to amounts owed to the Company pursuant to the Company’s policies with respect to travel and business expenses, and if

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you have not satisfied such obligation, then the Company may instruct the plan administrator to withhold and/or sell Shares acquired by you upon settlement of the Award, or the Company may deduct funds equal to the amount of such obligation from other funds due to you from the Company.

9.Adjustment of Performance Shares.  The number of Performance Shares subject to this Award and the related Performance Goals shall automatically be adjusted in accordance with Section 9 of the Plan to prevent accretion, or to protect against dilution, in the event of a change to the Common Stock resulting from a recapitalization, stock split, consolidation, spin-off, reorganization, or liquidation or other similar transactions.

10.Non-Transferability of Award.  Unless the Committee specifically determines otherwise, the Performance Shares may not be transferred by you other than by will or the laws of descent and distribution.  Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.

11.No Right to Continued Employment or Service.  The granting of the Award shall not be construed as granting to you any right to continue your employment or Service with the Company.

12.Amendment of this Award.   This Award or the terms of this Agreement may be amended by the Board or the Committee at any time (a) if the Board or the Committee determines, in its reasonable discretion, that amendment is necessary or appropriate to conform the Award to, or otherwise satisfy, any legal requirement (including without limitation the provisions of Section 409A of the Code), which amendments may be made retroactively or prospectively and without your approval or consent to the extent permitted by applicable law; provided that, such amendment shall not materially and adversely affect your rights hereunder; or (b) with your consent.

13.Electronic Delivery and Acceptance. You hereby consent and agree to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents. You also hereby consent to any and all procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan), and agree you’re your electronic signature is the same as, and shall have the same force and effect as, your manual signature. You consent and agree that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.

14.Governing Plan Document.  The Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Award or this Agreement and those of the Plan, the provisions of the Plan shall control.

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15.Governing Law. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by and determined in accordance with the laws of the State of Delaware, without giving effect to conflict of law rules or principles.

16.Entire Agreement.  This Agreement and the Plan constitute the entire understanding and agreement between the Company and the Participant with respect to the subject matter contained herein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Company and the Participant with respect to such subject matter other than those as set forth or provided for herein.

17.No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

18.Saving Clause.  If any provision of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

19.Compliance with Section 409A of the Code.  This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly, and each payment hereunder shall be considered a separate payment.  To the extent this Agreement provides for the Award to become vested and be settled upon the Holder’s termination of employment, the applicable shares of Stock shall be transferred to you or your beneficiary upon your “separation from service,” within the meaning of Section 409A of the Code; provided that if you are a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such Shares shall be transferred to you or your beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of your death.

20.Local Law Requirements.  Appendix B forms part of the Agreement and contains additional terms and conditions that will apply to you if you reside outside of the United States,  are a citizen of a jurisdiction other than the United States or are otherwise subject to tax in jurisdiction outside the United States.

CHIPOTLE MEXICAN GRILL, INC.

By:/s/ Tawanda Starms

Vice President, RSC People Experience and Chief Diversity, Equity & Inclusion Officer

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Appendix A to 2023 Performance Share Agreement

Performance Criteria

The two performance criteria under this Performance Share Award are (1) 3-year cumulative Base Restaurant Cash Flow dollars  (“Base RCF Dollars”), and (2) total gross new restaurant openings (“Gross NROs”),  each as defined below; provided that payout above target will be subject to a cap based on relative Total Shareholder Return (“TSR”) compared to the S&P 500, as described below.

90% of the Target Number of Performance Shares is allocated to the Base RCF Dollars metric and 10% of the Target Number of Performance Shares is allocated to the Gross NROs metric.

Performance Period

Performance will be measured from January 1, 2023 through December 31, 2025.

Metric #1: Base RCF Dollars Performance Goal Table (90% weight)

The number of Shares that can be earned for the Base RCF Dollars metric is equal to the Target Number of Performance Shares multiplied by the Payout Percentage corresponding to the 3-Year Cumulative Base RCF Dollars indicated in the Performance Goal Table below.

Performance Goal Table
Payout Percentage	3-Year Cumulative Base RCF Dollars (in millions)
0%	$*
45%	$*
90% (Target)	$*
135%	$*
180%	$*
225%	$*
270%	$*

*The specific targets were approved by the Compensation Committee of Chipotle’s Board of Directors and are contained in the minutes of the meeting at which this Performance Share Award was approved.

In no event may more than 270% of the Target Number of Performance Shares be earned for the Base RCF Dollars metric.  If the level of performance falls between two stated performance levels in the Performance Goal Table, the Payout Percentage shall be determined using straight-line interpolation.  For example, if 3-Year Cumulative Base RCF Dollars is $*  billion, the Payout Percentage would be 67.5%, which is the midpoint between the Payout Percentage at $* billion and $* billion.

“Base RCF Dollars” equals the Company’s total revenue from restaurants open as of December 31, 2022, determined in accordance with generally accepted accounting principles as in effect on the first day of the Performance Period, multiplied by the “RCF Margin %” for the applicable Company fiscal year or period.

“RCF Margin %” equals the Company’s total revenue for less restaurant operating costs (exclusive of depreciation and amortization), expressed as a percentage of the Company’s total revenue.  Restaurant operating costs exclude all “Crew Tipping Expenses”. Except for the exclusion of Crew Tipping Expenses, RCF Margin % shall be determined in accordance with generally accepted accounting principles as in effect on the first day of the Performance Period.

“Crew Tipping Expenses” will be calculated as the sum of all direct and indirect costs included in RCF Margin % and incurred by the Company to implement and maintain tipping for restaurant crew employees, including:

•	Employer Tax Adjustment, calculated as: gross employee tips x “weighted average effective employer tax” for employees who received tips
•	Other costs associated with execution and management of employee tip program, including but not limited to:
o	Employer paid employee tips for exceptions due to missed time punches, time edits, etc.
o	Direct vendor costs associated with tip administration

“Weighted Average Effective Employer Tax” equals total employer tax paid for employees who received tips divided by the total compensation paid to employees who received tips.

For purposes of calculating this metric to determine the Payout Percentage, Base RCF Dollars will be calculated on an annual basis, and the 3-Year Cumulative Base RCF Dollars shall be determined using the following formula: X+Y+Z, where X is 2023 Base RCF Dollars, Y is 2024 Base RCF Dollars, and X is 2025 Base RCF Dollars.

Metric #2: Gross NROs Performance Goal Table (10% weight)

The number of Shares that can be earned for the Gross NROs metric is equal to the Target Number of Performance Shares multiplied by the Payout Percentage corresponding to the Gross NROs indicated in the Performance Goal Table below.

Performance Goal Table
Payout Percentage	Gross NROs
0%	*
5%	*
10% (Target)	* - *
15%	*

20%	*
25%	*
30%	*

In no event may more than 30% of the Target Number of Performance Shares be earned for the Gross NROs metric.  If the level of performance falls between two stated performance levels in the Performance Goal Table, the Payout Percentage shall be determined using straight-line interpolation.  For example, if Gross NROs is *, the Payout Percentage would be 12%, which is the interpolated result between * and * Gross NROs.

“Gross NROs” equals the cumulative number of all restaurants opened or acquired by the Company or opened by a licensee/franchisee during the 3-year Performance Period, including restaurant relocations, new restaurant concepts that are not operated under the “Chipotle” brand, restaurants acquired by the Company (whether or not operated under or converted to the “Chipotle” brand) and restaurants opened under a third-party license or franchise agreement

Cap on Above Target Payout

In no event may more than 100% of the Target Number of Performance Shares be earned under this Appendix A if Chipotle’s 3-year TSR is below the 25th percentile of the constituent companies comprising the S&P 500 on the date of grant.

“TSR” means total shareholder return as determined by taking (i) the sum of (A) the Ending Period Average Price minus the Beginning Period Average Price plus (B) all dividends and other distributions paid on a constituent company’s shares during the Performance Period and dividing the sum by (ii) the Beginning Period Average Price. In calculating TSR, all dividends are assumed to have been reinvested in shares when paid.  TSR for a constituent company will be negative one hundred percent (-100%) if during the Performance Period it: (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations.  If a constituent company is acquired,  taken private or delisted (independent of situations covered in (i) through (IV) above) during the performance period, it will be excluded from the TSR calculation.

“Beginning Period Average Price” means the average closing price per share of a constituent company over the 20-consecutive-trading days starting with and including the first day of the Performance Period (if the applicable day is not a trading day, the immediately preceding trading day), adjusted for stock splits or similar changes in capital structure.

“Ending Period Average Price” means the average closing price per share of a constituent company over the 20-consecutive-trading days ending with and including the last day of the Performance Period (if the applicable day is not a trading day, the immediately preceding trading day), adjusted for stock splits or similar changes in capital structure.

Potential Force-Majeure Related Adjustments

Notwithstanding the foregoing, if the Committee (i) certifies that a Force Majeure Event has occurred, and (ii) determines that the Company’s actual RCF Dollars have been Significantly Impacted for three or more months in a 12-month period, then the Committee shall, for each month Significantly Impacted by the Force Majeure event: (a) exclude the actual Base RCF Dollars from the calculation of 3-Year Cumulative Base RCF Dollars, and (b) exclude Trended Base RCF Dollars from the Performance Goal Table.

Definitions of applicable terms are set forth below:

“RCF Dollars”  is calculated as the Company’s total revenue less restaurant operating costs

(exclusive of depreciation and amortization) for the applicable Company fiscal year or period. RCF Dollars shall be determined in accordance with generally accepted accounting principles as in effect on the first day the Performance Period. For purposes of the Force Majeure Related Adjustment, RCF Dollars is calculated on a monthly basis.

“Baseline RCF Dollars” is calculated on a monthly basis as the RCF Growth Rate, multiplied by the actual RCF Dollars for that same month in the prior year.

“Force Majeure Event” is an extraordinary event or circumstance such as an act of God, war or war condition, widespread riots or civil disorder, acts of terrorism, cyber or ransomware attacks, widespread strikes, lockouts, or labor disruptions, government mandate, embargo, fire, flood, earthquake or other nature disaster, epidemic, pandemic or other similar occurrence beyond the reasonable control of the company. Any Force Majeure Related Adjustment will not exceed 12 months in duration.

“RCF Growth Rate” is calculated as the average of the actual RCF Dollars for the three months immediately before the month in which the Force Majeure Event occurs (the “test months”), divided by the average of the actual RCF Dollars for the same three tests months in the prior 12‑month period.

“Significantly Impacted” means actual RCF dollars falls below Baseline RCF Dollars by 10% or more.

“Trended Base RCF Dollars” is calculated on a monthly basis as the RCF Growth Rate, multiplied by actual Base RCF Dollars for that same month in the prior year, multiplied by the NRO adjustment in the table below:

Period	NRO Phasing Adjustment
January 2023	*%
February 2023	*%
March 2023	*%
April 2023	*%

May 2023	*%
June 2023	*%
July 2023	*%
August 2023	*%
September 2023	*%
October 2023	*%
November 2023	*%
December 2023	*%
All Periods in 2024	*%
All Periods in 2025	*%

Other Provisions

If the Committee determines, after granting the Performance Share Award, that there has been a change in law or accounting rules that impacts the calculation of Base RCF Dollars as set forth in this Appendix A, the Committee shall modify the Base RCF Dollars measure, in whole or in part, as it deems appropriate and equitable in its discretion to reflect the impact of such events that were not determinable or considered at the Grant Date.  For the avoidance of doubt, no adjustments otherwise authorized under Section 8 of the Plan shall be made with respect to the Performance Shares except as specifically provided in this Appendix A.

Performance Shares that are earned under this Appendix A shall only be issued to the Participant to the extent that the continued employment conditions set forth in the Performance Share Agreement have been satisfied.

Appendix B to 2022 Performance Share Agreement

Country-Specific Addendum

1. This Addendum includes additional country-specific notices, disclaimers, and/or terms and conditions that apply to individuals who are working or residing in the countries listed below and that may be material to your participation in the Plan. However, because foreign exchange regulations and other local laws are subject to frequent change, you are advised to seek advice from his or her own personal legal and tax advisor prior to accepting an Award.

1. If you are a citizen or resident of a country, or otherwise subject to tax in another country other than the one in which you are currently working and/or residing, transfers to another country after the date of grant of the Award, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to you.

2. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your acceptance of the Award or participation in the Plan.

3. Unless otherwise noted below, capitalized terms shall have the same meaning assigned to them under the Plan and this Agreement. This Addendum forms part of the Agreement and should be read in conjunction with the Agreement and the Plan.

Canada

2. Application. This Addendum shall apply to you if (a) you are employed in, resident in, a citizen of, or otherwise subject to tax in Canada; or (b) in circumstances where the Company, in exercising its discretion in accordance with paragraph 2 of the Country-Specific Addendum, determines this Addendum shall apply to you.

3. Use of Information.  For the purposes of managing and administering the arrangements under this Agreement, the Company may share basic information such as information concerning your eligibility, grants, settlement or vesting in accordance with this Agreement with and between affiliates. The Company may also share this information with service providers that may assist in administering the arrangements under this Agreement, as well as with relevant government authorities.

France

4. Application. This Addendum shall apply to you if (a) you are employed in, resident in, a citizen of, or otherwise subject to tax in France; or (b) in circumstances where the Company, in exercising its discretion in accordance with paragraph 2 of the Country-Specific Addendum, determines this Addendum shall apply to you.

5. Language Consent.  By accepting the Plan, you confirm that you have read and understood the documents relating to this grant (the Plan and any agreement, including this Addendum) which were provided in English language. You accept the terms of those documents accordingly.

United Kingdom

6. Application. This Addendum shall apply to you if (a) you are employed in, resident in, a citizen of, or otherwise subject to tax in the United Kingdom; or (b) in circumstances where the Company, in exercising its discretion in accordance with paragraph 2 of the Country-Specific Addendum, determines this Addendum shall apply to you.

2.Recovery of Tax. In the event that you have failed to make arrangements under Section 6 of this Agreement for the amount so indemnified under Section 7 of this Agreement, you shall pay to the Company or subsidiary, as relevant, (or such other affiliate, as the case may be) the balance of any Required Tax Payments then due in cash promptly on written demand and in any event within 60 days from the date on which any relevant amount indemnified under Section 7 of this Agreement is due to be accounted for to the applicable tax authority, failing which you shall also be liable to account to the Company or any subsidiary for any additional liability that may arise to the Company or such other affiliate as a result of the operation of Section 222 of ITEPA.